Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-207042

The information in the preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated June 1, 2017
Prospectus Supplement
(To prospectus dated June 1, 2017)

$
Arrow Electronics, Inc.
$                           % Notes due 2028
Issue price:         %

Interest payable                    and
We are offering $ of our      % notes due 2028 (the “notes”). We will pay interest on the notes on           and         of each year, beginning          , 2017. The notes will mature on        , 2028. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
We may redeem the notes, in whole at any time or in part from time to time, on any date prior to their maturity at the applicable redemption price described in this prospectus supplement.
The notes will be unsecured and unsubordinated and will rank equally with all our other existing and future unsecured and unsubordinated indebtedness.
See “Risk factors” beginning on page S-7 for a discussion of certain risks that you should consider in connection with an investment in the notes.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, before Expenses (1)
Per Note	%	%	%
Total	$	$	$

(1)	Plus accrued interest from , 2017, if settlement occurs after that date.
The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.
The underwriters expect to deliver the notes to purchasers through the book-entry delivery system of The Depository Trust Company and its participants, including Euroclear and Clearstream, on or about                , 2017.
Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho Securities
, 2017

We have not authorized anyone to provide any information other than that provided or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we may authorize to be delivered to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the notes in any jurisdiction where the offer or sale of the notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, any free writing prospectus or the documents incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.
As used in this prospectus supplement, the terms “Arrow,” “the Company,” “we,” “us” and “our” refer to Arrow Electronics, Inc. and its subsidiaries, unless the context indicates otherwise.

S-ii

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes we are offering in this prospectus supplement. See “Description of Debt Securities” in the accompanying prospectus.
If the information in this prospectus supplement varies from the information in the accompanying prospectus, you should rely on the information in this prospectus supplement.
Where you can find more information

We file annual, quarterly and current reports, proxy statements and other documents with the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.
You may obtain a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, without charge, by request directed to us at the following address and telephone number:
Arrow Electronics, Inc.
9201 East Dry Creek Road
Centennial, Colorado 80112
(303) 824-4544
Attention: Investor Relations

Copies of these filings are also available from our website at http://investor.arrow.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.
The SEC allows us to “incorporate by reference” in this prospectus supplement the information that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus supplement the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; provided, however, that we are not incorporating by reference any documents or information that are deemed to be furnished and not filed with the SEC:

(1)
Our Annual Report on Form 10-K for the year ended December 31, 2016, including those portions of our Definitive Proxy Statement on Schedule 14A filed on March 29, 2017 that are specifically incorporated by reference into such Annual Report on Form 10-K;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2017;

(3)	Our Current Report on Form 8-K filed May 16, 2017; and

(4)
The description of our common stock set forth on our registration statement filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement. Any information that we file later with the SEC will automatically update and supersede this information.

S-iii

Forward-looking statements

This prospectus supplement includes forward-looking statements that are subject to numerous assumptions, risks and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to:

•	industry conditions;

•	our implementation of our new enterprise resource planning system;

•	changes in product supply, pricing, and customer demand;

•	competition;

•	other vagaries in the global components and global enterprise computing solutions markets;

•	changes in relationships with key suppliers;

•	increased profit margin pressure;

•	the effects of additional actions taken to become more efficient or lower costs;

•	risks related to the integration of acquired businesses;

•	changes in legal and regulatory matters; and

•	our ability to generate additional cash flow.
Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any of the forward-looking statements.
For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016 incorporated by reference in this prospectus supplement and the accompanying prospectus and the section entitled “Risk factors” contained elsewhere in this prospectus supplement.

S-iv

Summary
This summary highlights selected information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and may not contain all the information that is important to you. You should read the following summary together with the more detailed information and financial statements and notes to the financial statements contained elsewhere or incorporated by reference in this prospectus supplement or the accompanying prospectus, as described under the heading “Where you can find more information” in this prospectus supplement and the accompanying prospectus. To fully understand this offering, you should read all these documents.
Company overview
We are a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. We have one of the world’s broadest portfolios of product offerings available from leading electronic components and enterprise computing solutions suppliers, coupled with a range of services, solutions and tools that we believe help industrial and commercial customers introduce innovative products, reduce their time to market, and enhance their overall competitiveness. We were incorporated in New York in 1946 and serve over 125,000 customers.
Our diverse worldwide customer base consists of original equipment manufacturers (“OEMs”), contract manufacturers (“CMs”), and other commercial customers. These customers include manufacturers of industrial equipment (such as machine tools, factory automation, and robotic equipment) and consumer products serving industries ranging from telecommunications, automotive and transportation, aerospace and defense, medical, professional services, and alternative energy, among others. Customers also include value-added resellers (“VARs”) of enterprise computing solutions.
We maintain over 300 sales facilities and 49 distribution and value-added centers in 53 countries, serving over 90 countries. Through this network, we guide innovation forward by helping our customers to deliver new technologies, new materials, new ideas, and new electronics that impact the business community and consumers.
We have two business segments, the global components business and the global enterprise computing solutions (“ECS”) business. We distribute electronic components to OEMs and CMs through our global components business segment and provide enterprise computing solutions to VARs through our global ECS business segment. For 2016, approximately 65% of our sales were from the global components business segment, and approximately 35% of our sales were from the global ECS business segment.
Our financial objectives are to grow sales faster than the market, increase the markets served, grow profits faster than sales, and increase return on invested capital. To achieve our objectives, we seek to capture significant opportunities to grow across products, markets, and geographies. To supplement our organic growth strategy, we continually evaluate strategic acquisitions to broaden our product and value-added service offerings, increase our market penetration, and expand our geographic reach.
Refinancing plan
Tender offer

We expect to use a portion of the net proceeds from this offering to repurchase a portion of our outstanding 3.00% notes due 2018 (the “3.00% notes”), 6.00% notes due 2020 (the “6.00% notes”), 5.125% notes due 2021 (the “5.125% notes”) and 7.50% senior debentures due 2027 (the “7.50% senior debentures”), pursuant to the tender offer that we launched on the date hereof (the “tender offer”), and to pay related premiums, fees and expenses. The tender offer is conditioned upon, among other things, the completion of this offering. However, the closing of the offering of the notes described herein is not conditioned on the consummation of the tender offer. As of April 1, 2017, the aggregate principal amounts outstanding of our 3.00% notes, 6.00% notes, 5.125% notes and 7.50% senior debentures were approximately $300.0 million, $300.0 million, $250.0 million and $200.0 million, respectively.

Redemption

On May 22, 2017, we issued a notice of redemption to the holders of our outstanding 6.875% senior debentures due 2018 (the “6.875% senior debentures”), notifying such holders that we intend to redeem all of the outstanding securities of that series (the “redemption”) on June 21, 2017. We may use a portion of the net proceeds from the offering described herein to finance such redemption. The redemption price of the 6.875% senior debentures will be calculated in accordance with the terms of the documents governing such securities. Currently, the aggregate outstanding principal amount of the existing 6.875% senior debentures is approximately $200 million, not including accrued and unpaid interest thereon, and for purposes of this offering we have assumed an aggregate redemption amount for the existing 6.875% senior debentures of approximately $211,363,889 (which includes the estimated make-whole premium and unpaid accrued interest). The accrued and unpaid interest is based upon the expected redemption date of June 21, 2017.
This prospectus supplement is not a notice to redeem the 6.875% senior debentures, and the completion of this offering is not conditioned upon redemption of the 6.875% senior debentures.

The offering
The following is a brief summary of certain terms of this offering. For a more complete description of the terms of the notes, see “Description of the notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. In this “offering” section, the terms “the Company,” “we,” “us” or “our” refer to Arrow Electronics, Inc. and not to our subsidiaries.

Issuer	Arrow Electronics, Inc.
Securities	$ aggregate principal amount of the % notes due , 2028.
Maturity	The notes will mature on , 2028.
Interest payment dates	and of each year, commencing , 2017.
Optional redemption
At our option, we may redeem any or all of the notes, in whole at any time or in part from time to time, at the applicable redemption price described under “Description of the notes-Optional redemption” in this prospectus supplement.

Ranking
The notes:
● are unsecured;
● rank equally with all our existing and future unsecured and unsubordinated debt;
● rank senior to any future subordinated debt; and
● rank effectively junior to any existing and future secured debt and to all existing and future debt and other liabilities of our subsidiaries.

Covenants
We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
● incur debt secured by liens;
● engage in sale/lease-back transactions; or
● merge or consolidate with another entity or sell substantially all of our assets to another entity.

Change of control
Upon the occurrence of a Change of Control Triggering Event (as described in “Description of the notes-Change of control offer”), we will be required to offer to purchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to the date of purchase.

Use of proceeds
We expect to use a portion of the net proceeds from this offering to: (i) repurchase a portion of our outstanding 3.00% notes, 6.00% notes, 5.125% notes and 7.50% senior debentures pursuant to the tender offer and (ii) redeem all of our outstanding 6.875% senior debentures due

June 1, 2018 pursuant to the redemption. Pending the application of the net proceeds, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. We may apply the remaining net proceeds for general corporate purposes, which may include acquisitions or the repayment of other indebtedness, including the repurchase or redemption of any existing notes not tendered in the tender offer. See “Use of proceeds.”

Issuance of additional notes
We may from time to time, without notice to or the consent of the holders, increase the aggregate amount of outstanding notes by issuing additional notes in the future on the same terms and conditions as the notes except for any differences in the issue price and interest accrued prior to the issue date of such additional notes.

Form and denomination	The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Risk factors
See “Risk factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

Conflicts of interest
Affiliates of certain of the underwriters may be holders of our 6.875% senior debentures. We expect to use a portion of the net proceeds from this offering to redeem our outstanding 6.875% senior debentures before maturity. In addition, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as the dealer managers in connection with the tender offer and will receive customary fees in connection therewith. We intend to use at least a portion of the net proceeds of this offering to fund the tender offer. Certain of the underwriters in this offering or their affiliates may own notes or senior debentures that were or will be tendered for in the tender offer or the senior debentures that are being redeemed with a portion of the proceeds from this offering and, as a result, may receive a portion of the proceeds from this offering. Accordingly, affiliates of certain of the underwriters, including Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, may receive a portion of the proceeds of the offering.

Selected historical financial data

The following table contains our selected historical financial data as of the dates and for the periods indicated. We have derived the selected historical financial data as of December 31, 2016 and 2015 and for each of the years in the five-year period ended December 31, 2016 from our audited consolidated financial statements. We have derived the selected historical financial data as of April 1, 2017 and for the quarters ended April 1, 2017 and April 2, 2016 from our unaudited consolidated financial statements.
You should read the following data together with our other historical financial information and statements (including related notes) incorporated by reference in this prospectus supplement. Please also read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Capitalization” included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Quarter Ended		Year ended December 31,
(in millions except per share data)	April 1, 2017	April 2, 2016	2016(a)	2015(b)	2014(c)	2013(d)	2012(e)
Income statement data
Sales	$5,760	$5,474	$23,825	$23,282	$22,769	$21,357	$20,405
Operating income	192	181	859	824	762	694	804
Interest and other financing expense, net	38	36	151	135	116	114	102
Net income attributable to shareholders	114	106	523	498	498	399	506
Net income per share-basic	1.27	1.16	5.75	5.26	5.05	3.89	4.64
Net income per share-diluted	1.26	1.14	5.68	5.20	4.98	3.85	4.56

	At April 1,	At December 31,
(in millions)	2017	2016	2015
Balance sheet data
Cash and cash equivalents	$522	$534	$273
Accounts receivable, net and inventory, net	8,773	9,602	8,628
Total assets	13,419	14,206	13,022
Long-term debt	2,460	2,696	2,381
Shareholders’ equity	4,516	4,413	4,142

(a)	Operating income and net income attributable to shareholders include identifiable asset amortization of $54.9 million and restructuring, integration and other charges of $73.6 million.

(b)
Operating income and net income attributable to shareholders include identifiable intangible asset amortization of $51.0 million and restructuring, integration and other charges of $68.8 million. Net income attributable to shareholders includes a loss on prepayment of debt of $2.9 million, a gain on sale of investment of $2.0 million, and a loss of investment of $3.0 million.

(c)
Operating income and net income attributable to shareholders include identifiable intangible asset amortization of $44.1 million, restructuring, integration, and other charges of $39.8 million, and a non-cash impairment charge associated with discontinuing the use of a trade name of $78.0 million. Net income attributable to shareholders also includes a gain on sale of investment of $29.7 million.

(d)
Operating income and net income attributable to shareholders include identifiable intangible asset amortization of $36.8 million and restructuring, integration, and other charges of $92.7 million. Net income attributable to shareholders also includes a loss on prepayment of debt of $4.3 million, an increase in the provision of income taxes of $20.8 million, and interest expense of $1.6 million relating to the settlement of certain international tax matters.

(e)
Operating income and net income attributable to shareholders include identifiable intangible asset amortization of $36.5 million restructuring, integration, and other charges of $47.4 million, and a gain of $79.2 million related to the settlement of a legal matter.

Risk factors

In connection with an investment in our notes, you should carefully consider the risks described below and in the documents incorporated by reference in the accompanying prospectus, including the risks described in our Annual Report on Form 10-K for the year ended December 31, 2016.
Risks related to the notes

Your ability to transfer the notes may be limited by the absence of any trading markets for the notes.

There are no established trading markets for the notes and we have no plans to list the notes on a securities exchange. We have been advised by each underwriter that it presently intends to make a market in the notes of each series; however, no underwriter is obligated to do so. Any market making activity, if initiated, may be discontinued at any time, for any reason, without notice. If the underwriters cease to act as market makers for the notes for any reason, we cannot assure you that another firm or person will make a market in the notes of either series. The liquidity of any markets for the notes will depend on the number of holders of the notes, our results of operations and financial condition, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. Active or liquid trading markets may not develop for the notes.
We may not be able to repurchase the notes upon a change of control.

Upon a Change of Control Triggering Event, we will be required to offer to purchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a Change of Control Triggering Event because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a Change of Control Triggering Event.
The market prices of the notes may be volatile.

The market prices of the notes will depend on many factors that may vary over time and some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we and our subsidiaries have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the market for the notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at prices below those you believe to be appropriate, including prices below the price you paid for them.
An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes. We cannot predict the future level of market interest rates.
Ratings of notes may not reflect all risks of an investment in the notes.

We expect that the notes will be rated by at least one nationally recognized statistical rating organization. The ratings of the notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. Any rating is not a recommendation to purchase, sell or hold the notes. These ratings do not correspond to market price or suitability for a particular investor. In addition, ratings at any time may be lowered or withdrawn in their entirety. As a result, the ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or trading value of, your notes.

Consolidated ratios of earnings to fixed charges

Set forth below is information concerning our ratios of earnings to fixed charges on a consolidated basis for the periods indicated.
For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income (loss) before income taxes, reduced by equity in earnings of affiliated companies and capitalized interest, plus fixed charges, amortization of capitalized interest and distributed income from equity investees. “Fixed charges” consist of interest and other financing expenses, plus capitalized interest and the estimated interest component of rent expense.
Since we had no preferred stock outstanding during any of the periods presented, the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred dividends are the same.

	Quarter ended		Year ended December 31,
	April 1, 2017	April 2, 2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	3.84	4.01	4.48	4.92	5.35	4.71	5.81

Use of proceeds

We estimate that the net proceeds we will receive from the sale of the notes we are offering will be approximately $             million after deducting underwriting discounts and commissions and our estimated offering expenses.
We expect to use a portion of the net proceeds from this offering to repurchase a portion of our outstanding 3.00% notes, 6.00% notes, 5.125% notes and 7.50% senior debentures, pursuant to the tender offer, and to pay related premiums, fees and expenses. The tender offer is conditioned upon, among other things, the completion of this offering. However, the closing of the offering of the notes described herein is not conditioned on the consummation of the tender offer. As of April 1, 2017, the aggregate principal amounts outstanding of our 3.00% notes, 6.00% notes, 5.125% notes and 7.50% senior debentures were approximately $300.0 million, $300.0 million, $250.0 million and $200.0 million, respectively.
We may use a portion of the net proceeds from the offering described herein to finance the redemption of the 6.875% senior debentures. The redemption price of the 6.875% senior debentures will be calculated in accordance with the terms of the documents governing such securities. Currently, the aggregate principal amount of the existing 6.875% senior debentures is approximately $200.0 million, not including accrued and unpaid interest thereon, and for purposes of this offering we have assumed an aggregate redemption amount for the existing 6.875% senior debentures of approximately $211,363,889 (which includes the estimated make-whole premium and unpaid accrued interest). The accrued and unpaid interest is based upon the expected redemption date of June 21, 2017.
Pending the application of the net proceeds, we may invest the net proceeds in short-term interest-bearing accounts, securities or similar investments. We may apply the remaining net proceeds for general corporate purposes, which may include acquisitions or the repayment of other indebtedness, including the repurchase or redemption of any existing notes not tendered in the tender offer.
Affiliates of certain of the underwriters may be holders of our 3.00% notes, 6.00% notes, 5.125% notes, 7.50% senior debentures and 6.875% senior debentures.

Capitalization

The following table sets forth our consolidated capitalization at April 1, 2017 and as adjusted to give effect to the issuance of the notes in this offering. This table should be read in conjunction with “Use of proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and related notes of Arrow appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	April 1, 2017
(in millions, except share amounts which are in thousands and par value)	Actual (unaudited)	As adjusted (unaudited) (a)
Cash and cash equivalents	$522	$
Short-term debt:
3.00% notes due 2018	299	299
Commercial Paper	85	85
Current portion of long-term debt	4	4
Short-term borrowings in various countries	84	84
Total Short-term borrowings, including current portion of long-term debt	472	472
Long-term debt:
Revolving credit facility	42	42
Asset securitization program due 2019	480	480
6.875% senior debentures due 2018	199	199
6.00% notes due 2020	299	299
5.125% notes due 2021	249	249
3.50% notes due 2022	346	346
4.50% notes due 2023	297	297
4.00% notes, due 2025	345	345
7.50% senior debentures due 2027	199	199
% notes due 2028 offered hereby	—	—
Other obligations with various interest rates and due dates	4	4
Total long-term debt	2,460
Total debt	$2,932	$
Shareholders’ equity:
Common stock, par value $1:
Authorized-160,000 shares
Issued-125,424 shares	125	125
Capital in excess of par value	1,090	1,090
Treasury stock-(36,519 shares), at cost	(1,665)	(1,665)
Retained earnings	5,311	5,311
Accumulated other comprehensive loss	(345)	(345)
Total shareholders’ equity	4,516	4,516
Total capitalization	$7,448	$

(a)
As of the date of this prospectus supplement, the amounts to be paid by us upon the consummation of the concurrent tender offer and the redemption have not been determined. As a result, the “As adjusted” column does not give effect to the consummation of such transactions, nor to the payment of premiums that we expect to incur in connection with such transactions.

Description of the notes

We have summarized the material terms and provisions of the notes in this section, which supplements the terms of the debt securities contained in the accompanying prospectus. In addition to the material terms of the notes contained in this prospectus supplement, you should read the description of the indenture contained in the accompanying prospectus for additional information regarding your rights as a holder of the notes before you buy any of these notes. References in this section to “us,” “we” and “our” are solely to Arrow and not to our subsidiaries. In the event of any inconsistency between the terms of the notes contained in this prospectus supplement and the provisions of the indenture contained in the accompanying prospectus, the terms contained in this prospectus supplement shall control with respect to the notes.
General

The notes will mature on , 2028 and will accrue from 2017 at a rate of % per annum. The notes will pay interest semiannually on and of each year, commencing on , 2017 to the person in whose name the note is registered at the close of business on or , as the case may be. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, the payment will be made on the next succeeding day that is a business day, with no additional interest.
The notes will be issued as a separate series of debt securities under an indenture dated as of June 1, 2017 (the “base indenture”) between us and U.S. Bank National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture with respect to the notes (the “supplemental indenture”). We refer to the base indenture and the supplemental indenture, collectively, as the “indenture.”
The notes will be our unsubordinated and unsecured indebtedness and will rank equally in right of payment with all of our existing and future unsubordinated and unsecured indebtedness. The notes will be effectively subordinated in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness and to all liabilities, whether secured or unsecured, of our subsidiaries.
The notes are limited to an initial aggregate principal amount of $           . The notes will be issued in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
For the purpose of the notes, “business day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which commercial banks are open for business in New York, New York.
Issuance of additional notes

We may from time to time, without notice to or the consent of the holders, increase the principal amount of notes by issuing additional notes in the future on the same terms and conditions as the notes except for any differences in the issue price and interest accrued prior to the issue date of such additional notes. Such additional notes will have the same CUSIP number as the notes, provided that any such additional notes that are not fungible with the notes for U.S. federal income tax purposes will be issued under a separate CUSIP number.
We may also, without the consent of the holders, issue other series of debt securities under the base indenture in the future on terms and conditions different from the notes offered hereby.
Optional redemption

We may redeem the notes in whole at any time or in part from time to time, at our option, on any date prior to                       ,
20 (i.e., three months prior to the stated maturity of the notes) (the “Par Call Date”), at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would have been payable in respect of such notes calculated as if the stated maturity of such notes were the Par Call Date (not including any amount attributable to interest accrued as of the redemption date), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus                basis points, plus in each case unpaid interest, if any, accrued thereon to, but not including, such redemption date.
In addition, at any time on or after the Par Call Date, we may redeem the notes in whole at any time or in part from time to time, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus unpaid interest, if any, accrued thereon to, but not including, such redemption date.

For purposes of determining the redemption price, the following definitions will apply:
“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming, for this purpose, that the notes matured on the Par Call Date).
“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.
“Independent Investment Banker” means, with respect to any redemption date, one of the Reference Treasury Dealers appointed by us to act as “Independent Investment Banker”; provided, however, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, we will substitute another Primary Treasury Dealer.
“Reference Treasury Dealer” means each primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by us.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for such Comparable Treasury issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
Holders of notes to be redeemed as provided above will receive notice thereof at least 15 and not more than 60 days before the date fixed for redemption. If fewer than all of the notes of a series are to be redeemed, not more than 60 days before the redemption date, the particular notes or portions thereof to be redeemed will be selected by lot, or in the case of global notes, pursuant to applicable depositary procedures. The minimum principal amount of a note remaining outstanding after redemption in part shall be $2,000 and integral multiples of $1,000 in excess thereof. Unless we default in payment of the redemption price, interest will cease to accrue on the notes or portions of the notes called for redemption.
Change of control offer

If a Change of Control Triggering Event (as defined below) occurs with respect to the notes, then, unless we have exercised our right to redeem the notes as described below, we will be required to make an offer to each holder of notes to purchase (at the holder’s option) all or any part (equal to a minimum amount of $2,000 and integral multiples of $1,000 in excess thereof) of that holder’s notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that after giving effect to the purchase, any notes that remain outstanding shall have a minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof.
Within 30 days following the date upon which the Change of Control Triggering Event has occurred or, at our option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, except to the extent that we have exercised our right to redeem the notes as described under “-Optional redemption,” we will deliver a notice (a “Change of Control Offer”) to each holder with a copy to the trustee describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to purchase notes on the date specified in the notice, which date will be no earlier than 15 days nor later than 60 days from the date such notice is delivered (other than as may be required by law) (such date, the “Change of Control Payment Date”). The notice will, if delivered prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date specified in the notice.

On each Change of Control Payment Date, we will, to the extent lawful:

(a)	accept for payment all notes or portions of the notes properly tendered pursuant to the applicable Change of Control Offer;

(b)	deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered pursuant to the applicable Change of Control Offer; and

(c)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased.
We will comply, to the extent applicable, with the requirements of Rule 14e-1 of the Exchange Act and any other securities laws or regulations in connection with the purchase of notes pursuant to a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the terms described in the notes, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations by virtue thereof.
Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.
We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and such third party purchases all notes properly tendered and not withdrawn under its offer. In addition, we will not purchase any notes if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture, other than a default in the payment of the change of control payment upon a Change of Control Triggering Event.
If holders of not less than 90% in aggregate principal amount of the outstanding notes validly tender and do not withdraw such notes in a Change of Control Offer and we, or any third party making a Change of Control Offer in lieu of us, as described above, purchases all of the notes validly tendered and not withdrawn by such holders, we will have the right, upon not less than 15 nor more than 60 days’ prior notice, given not more than 15 days following such purchase pursuant to the Change of Control Offer described above, to redeem all notes that remain outstanding following such purchase at a redemption price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date).
The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries taken as a whole to another person may be uncertain.
For purposes of the Change of Control Offer provisions of the notes, the following definitions are applicable:
“Change of Control” means the occurrence of any one of the following:

(a)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to us or one of our subsidiaries;

(b)
the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock, measured by voting power rather than number of shares;

(c)
we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the outstanding Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction; or

(d)	the adoption of a plan relating to our liquidation or dissolution.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.
“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and the equivalent investment grade rating from any replacement Rating Agency or Agencies appointed by us.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Rating Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available, we will appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act.
“Ratings Event” means the rating of the notes is lowered by each of the Rating Agencies and the notes are rated below Investment Grade by each of the Rating Agencies in any case on any day during the period (the “Trigger Period”) commencing on the earlier of (i) the consummation of any Change of Control and (ii) the first public announcement by us of any Change of Control and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended for so long as the rating of the notes is under publicly announced consideration for a possible downgrade by either of the Rating Agencies); provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control.
“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of S&P Global Inc., and its successors.
“Voting Stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.
Certain covenants

Limitations on liens

We will not, and will not permit any Restricted Subsidiary to, create or incur any Lien that secures indebtedness for borrowed money (including guarantees of indebtedness for borrowed money) on any shares of capital stock of a Restricted Subsidiary or any Principal Property of ours or of a Restricted Subsidiary, whether those shares of capital stock or Principal Property are owned at the date of the supplemental indenture or acquired afterwards, unless we secure or cause the applicable Restricted Subsidiary to secure the notes equally and ratably with (or, at our option, prior to) all indebtedness secured by the particular Lien; provided that any Lien created for the benefit of the holders of the notes pursuant to this provision will be automatically and unconditionally released and discharged upon release and discharge of the Lien that resulted in such provision becoming applicable. This covenant does not apply in the case of:

(a)
the creation of any Lien on any shares of capital stock of a Subsidiary or any Principal Property acquired after the date of the supplemental indenture (including acquisitions by way of merger or consolidation) by us or a Restricted Subsidiary, contemporaneously with that acquisition, or within 180 days thereafter, to secure or provide for the payment or financing of any part of the purchase price, or the assumption of any Lien upon any shares of capital stock of a Subsidiary or any Principal Property acquired after the date of the supplemental indenture existing at the time of the acquisition, or the acquisition of any shares of capital stock of a Subsidiary or any Principal Property subject to any Lien without the assumption of that Lien, provided that every Lien referred to in this clause (a) will attach only to the shares of capital stock of a Subsidiary or any Principal Property so acquired and fixed improvements on that Principal Property;

(b)	any Lien on any shares of capital stock of a Subsidiary or any Principal Property existing on the date of the supplemental indenture;

(c)	any Lien on any shares of capital stock of a Subsidiary or any Principal Property in favor of us or any Restricted Subsidiary;

(d)	any Lien on any Principal Property being constructed or improved securing indebtedness to finance the construction or improvements of that property;

(e)	Liens on our current assets to secure indebtedness to us that mature within twelve months from their creation and that are made in the ordinary course of business;

(f)	Liens securing Hedging Obligations;

(g)	Liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing our indebtedness or that of our Restricted Subsidiaries; and

(h)
any renewal of, refinancing of or substitution for any Lien permitted by any of the preceding clauses, provided, in the case of a Lien permitted under clauses (a), (b) or (d), the indebtedness secured is not increased more than an amount necessary to pay fees and expenses, including premiums, related to such renewal, refinancing or substitution nor the Lien extended to any additional assets.

Notwithstanding the foregoing, we or any Restricted Subsidiary may create or assume Liens in addition to those permitted by the preceding paragraph, and renew, extend or replace those Liens, provided that at the time of and after giving effect to the creation, assumption, renewal, extension or replacement, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets.
Limitations on sale and lease-back transactions

We will not, and will not permit any Restricted Subsidiary to, sell or transfer, directly or indirectly, except to us or to a Restricted Subsidiary, any Principal Property as an entirety, or any substantial portion of that Principal Property, with the intention of taking back a lease of such Principal Property, except a lease for a period of three years or less at the end of which it is intended that the use of that Principal Property by the lessee will be discontinued. Notwithstanding the foregoing, we or any Restricted Subsidiary may sell any Principal Property and lease it back for a longer period if either:

(a)
we or such applicable Restricted Subsidiary would be entitled, pursuant to the provisions described under the first paragraph under “-Limitations on liens” above, to create a Lien on the Principal Property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to the sale and lease-back transaction without equally and ratably securing the outstanding notes; or

(b)
we cause an amount equal to the fair value (as determined by a resolution of our board of directors) of such Principal Property to be applied (1) to the purchase of other property that will constitute Principal Property or (2) to the retirement within 120 days after receipt of the proceeds of Funded Debt incurred or assumed by us or a Restricted Subsidiary, including the notes; provided, further that, in lieu of applying all of or any part of such net proceeds to such retirement, we may, within 75 days after the sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or debt securities evidencing Funded Debt of ours (which may include the notes) or of a Restricted Subsidiary previously authenticated and delivered by the applicable trustee, and not yet tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such debentures or debt securities, and an officer’s certificate (which will be delivered to the trustee) stating that we elect to deliver or cause to be delivered the debentures or debt securities in lieu of retiring Funded Debt of ours or a Restricted Subsidiary.

If we deliver debentures or debt securities to the trustee and we duly deliver the officer’s certificate, the amount of cash that we will be required to apply to the retirement of Funded Debt under this provision will be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of the applicable debentures or debt securities, so delivered, or, if there are no such redemption prices, the principal amount of those debentures or debt securities. If the applicable debentures or debt securities provide for an amount less than the principal amount to be due and payable upon a declaration of the maturity, then the amount of cash will be reduced by the amount of principal of those debentures or debt securities that would be due and payable as of the date of the application upon a declaration of acceleration of the maturity pursuant to the terms of the indenture pursuant to which those debentures or debt securities were issued.
Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into sale and lease-back transactions in addition to those permitted by this provision, without any obligation to retire any outstanding debt securities or other Funded Debt, provided that at the time of entering into and giving effect to such sale and lease-back transactions, Exempted Debt does not exceed 15 percent of Consolidated Net Tangible Assets.
Certain definitions

“Attributable Debt” means, when used in connection with a sale and lease-back transaction referred to above under “-Certain covenants-Limitations on sale and lease-back transactions,” on any date as of which the amount of Attributable Debt is to be determined, the product of (a) the net proceeds from the sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in the sale and lease-back transaction (without regard to any options to renew or extend such term) remaining on the date of the making of the computation, and the denominator of which is the number of full years of the term of the lease measured from the first day of the term.

“Consolidated Net Tangible Assets” means total assets after deducting all current liabilities and intangible assets as set forth in our most recent consolidated balance sheet and computed in accordance with GAAP.
“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined:

(a)
indebtedness of ours and our Restricted Subsidiaries incurred after the date of such indenture and secured by liens created or assumed or permitted to exist pursuant to the last paragraph of “ -Certain covenants-Limitations on liens”; and

(b)
Attributable Debt of ours and our Restricted Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to the last paragraph of “-Certain covenants-Limitations on sale and lease-back transactions.”

“Funded Debt” means all indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible at the option of the obligor, beyond one year from the date of its creation.
“GAAP” means, with respect to any computations required or permitted under the indenture, generally accepted accounting principles in effect in the United States as in effect from time to time; provided, however if the Company is required by the SEC to adopt (or is permitted to adopt and so adopts) a different accounting framework, including but not limited to the International Financial Reporting Standards, “GAAP” shall mean such new accounting framework as in effect from time to time, including, without limitation, in each case, those accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.
“Hedging Obligation” means, with respect to any person, the obligations of such person under: (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements; (2) other agreements or arrangements designed to manage interest rates or interest rate risk and (3) other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices, in each case, so long as such agreements or arrangements are of the type customarily entered into in connection with and for the purpose of limiting risk.
“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest in respect of such asset. For this purpose, we or any Subsidiary will be deemed to own, subject to a Lien, any asset that we have acquired or hold subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.
“Principal Property” means any manufacturing or processing plant or warehouse owned at the date of the supplemental indenture or acquired after that date by us or any of our Subsidiaries which is located within the United States and the gross book value of which (including related land and improvements and all machinery and equipment without deduction of any depreciation reserves) on the date as of which the determination is being made exceeds 2% of Consolidated Net Tangible Assets, other than:

(a)
any manufacturing or processing plant or warehouse or any portion of the same (together with the land on which it is erected and fixtures that are a part of that land) which is financed by industrial development bonds which are tax exempt pursuant to Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) (or which receive similar tax treatment under any subsequent amendments or any successor laws or under any other similar statute of the United States);

(b)	any property which in the opinion of our board of directors is not of material importance to the total business conducted by us as an entirety; or

(c)	any portion of a particular property which is similarly found not to be of material importance to the use or operation of such property.
“Restricted Subsidiary” means a Subsidiary of ours (a) of which substantially all the property is located, or substantially all the business is carried on, within the United States, and (b) which owns a Principal Property; provided, however, that any Subsidiary may be declared a Restricted Subsidiary by board resolution, effective as of the date such board resolution is adopted; provided further, that any such declaration may be rescinded by further board resolution, effective as of the date that further board resolution is adopted.

“Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by that person and one or more other Subsidiaries of that person.
Merger, consolidation and sale of assets

We may not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property and assets (in one transaction or a series of related transactions) to, any person (other than a consolidation with or merger with or into a Subsidiary or a sale, conveyance, transfer, lease or other disposition to a Subsidiary) or permit any person to merge with or into us unless:

•
either we will be the continuing person or the person formed by the consolidation or into which we are merged or that acquired or leased such property and assets of ours will be a corporation organized and validly existing under the laws of the United States of America or any of its jurisdictions (or, any entity not organized under such laws which agrees to submit to the jurisdiction of the United States district court for the Southern District of New York, and to indemnify and hold harmless the holders of the notes against certain taxes and expenses) and will expressly assume, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the notes;

•	immediately after giving effect to such transaction, no default or Event of Default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel shall have been delivered to the trustee in connection with the foregoing.
The restrictions in the bullets above shall not be applicable to:

•
the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or to convert our form of organization to another form; or

•	the merger of us with or into a single direct or indirect wholly-owned subsidiary of ours pursuant to Section 905 (or any successor provision) of the Business Corporation Law of the State of New York.
In the event of the above transaction, if there is a successor, such successor will succeed to, and be substituted for us and may exercise every right and power under the indenture with the same effect as if such successor had been named in our place in the indenture, and we will (except in the case of a lease of all or substantially all of our property and assets) be discharged from all obligations and covenants under the indenture and the notes.
Events of Default

An Event of Default with respect to the notes is defined as follows:

(a)	we default in the payment of principal on the notes when the principal becomes due and payable at maturity, upon acceleration, redemption or mandatory repurchase or otherwise;

(b)	we default in the payment of interest when interest becomes due and payable, and that default continues for a period of 30 days;

(c)
we default in the performance of or breach any other covenant or agreement of ours in the indenture and that default or breach continues for a period of 30 consecutive days after written notice to us by the trustee or to us and the trustee by the holders of 25% or more in aggregate principal amount of the notes then outstanding;

(d)
an involuntary case or other proceeding is commenced against us or any Restricted Subsidiary with respect to our debts or our Restricted Subsidiary’s debts under any bankruptcy, insolvency or other similar law now or in the future in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official relating to us or a substantial part of our property, and the involuntary case or other proceeding remains undismissed and unstayed for a period of 60 days; or an order for relief is entered against us or any Restricted Subsidiary under the federal bankruptcy laws as now or in the future in effect; and

(e)
we or any Restricted Subsidiary (1) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or in the future in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (2) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of us or any Restricted Subsidiary or for all or substantially all of our property and assets or any Restricted Subsidiary’s property and assets or (3) effects any general assignment for the benefit of creditors.
The indenture provides that if an event of default described in clauses (a), (b) or (c) above, with respect to the notes, occurs and is continuing, then, and in each and every such case, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding by notice in writing to us (and to the trustee if given by holders of the notes), may declare the entire principal of the notes then outstanding, and the interest accrued on the notes, if any, to be due and payable immediately, and upon any such declaration the same will become immediately due and payable.
If an event of default described in clauses (d) or (e) above occurs and is continuing, then the principal amount of all the notes then outstanding and interest accrued on those notes, if any, will be and become immediately due and payable without any notice or other action by any holder or the trustee to the full extent permitted by applicable law. Upon certain conditions such declarations may be rescinded and annulled and past defaults may be waived by the holders of a majority in principal of the notes that have been accelerated, voting as a single class.
Modification and waiver

Modifications and amendments may be made by us and the trustee to the indenture, without the consent of any holder of the notes, to, among other things:

•	add to the covenants and agreements with respect to us and to add Events of Default, in each case for the protection or benefit of the holders, or to surrender any right or power conferred upon us;

•
evidence and provide for the acceptance of appointment under the indenture by a successor trustee and add to or change any of the provisions of the indenture as is necessary for or to facilitate the administration of the trusts thereunder by more than one trustee;

•
cure any ambiguity or correct or supplement any provision contained in the indenture which may be defective or inconsistent with any other provision in the indenture, provided that such amendments or supplements do not materially and adversely affect the interests of the Holders;

•
add to or change or eliminate any provision of the indenture as shall be necessary or desirable in accordance with any amendments to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	make any change that does not adversely affect in any material respect the interests of the holders of the notes;

•	provide for uncertificated securities in addition to certificated securities; or

•	conform the terms of the indenture or the notes to the description thereof contained in this prospectus supplement or the accompanying prospectus.
The indenture contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the notes, except that no such supplemental indenture may, without the consent of the holder of each note affected thereby:

•
change the stated maturity or reduce the principal amount or the rate of interest, or extend the time for payment of interest of the notes or any premium payable upon the redemption of the notes, or impair the right to institute suit for the enforcement of any payment on or after the due date thereof (including, in the case of redemption, on or after the redemption date), or alter any redemption provisions in a manner adverse to the holders of the notes;

•	reduce the percentage in principal amount of the notes where the consent of the holder is required for any such amendment, supplemental indenture or waiver which is provided for in the indenture; or

•
modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding note which would be affected.

The holders of a majority in aggregate principal amount of the outstanding notes, by notice to the trustee, may on behalf of all the holders of all notes waive any past default or Event of Default under the indenture and its consequences, except a default or Event of Default in the payment of any amount due with respect to any note, or in respect of any provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.
Satisfaction and discharge

The indenture will cease to be of further effect with respect to the notes if:

•
all notes (other than mutilated, destroyed, lost or stolen notes which have been replaced or paid and notes, the payment for which has been held in trust and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation; or

•
all notes not previously delivered to the trustee for cancellation have become due and payable or are by their terms to become due and payable at their stated maturity date within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, and we have deposited with the trustee, as trust funds, an amount sufficient to pay and discharge the entire indebtedness on the notes for principal and any premium and interest to the date of such deposit or to the stated maturity date or date of earlier redemption, as the case may be.

Such trust may only be established if:

•	we have paid or caused to be paid all other sums payable by us under the indenture; and

•
we have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance
Legal defeasance
The indenture provides that we may be discharged from any and all obligations under the notes other than:

•	certain obligations to pay additional amounts, if any, upon the occurrence of certain tax, assessment or governmental charge events regarding payments on the notes;

•	to register the transfer or exchange of the notes;

•	to replace notes; or

•	to maintain paying agencies and to hold money for payment in trust.
We may only defease and discharge all of our obligations under the notes if:

•
we irrevocably deposit with the trustee, in trust, the amount, as certified by an officer’s certificate, of money and/or U.S. government obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will be sufficient to pay and discharge each installment of principal and premium, if any and any interest on, and any mandatory sinking fund payments in respect of, the notes on the dates such payments are due; and

•
we deliver to the trustee an opinion of counsel (which opinion must refer to and be based upon a published ruling of the United States Internal Revenue Service (the “IRS”) or a change in applicable United States federal income tax laws) or a ruling directed to the trustee from the IRS, in either case to the effect that beneficial owners of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such deposit, defeasance and discharge.

Covenant defeasance
Upon compliance with certain conditions, we may omit to comply with certain restrictive covenants contained in the indenture. Any omission to comply with our obligations or covenants shall not constitute a default or Event of Default with respect to any notes. In that event, you would lose the protection of these covenants, but would gain the protection of having money and/or U.S. government obligations set aside in trust to repay the notes. We may only defease any covenants if, among other requirements:

•
we irrevocably deposit with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in respect to such obligations, in accordance with their terms, will provide money in an amount, as certified by an officer’s certificate, sufficient to pay principal, premium, if any, and any interest on and any mandatory sinking fund payments in respect of the notes on the dates such payments are due; and

•
we deliver to the trustee an opinion of counsel or a ruling from the IRS to the effect that the beneficial owners of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the covenant defeasance.

Limited liability of certain persons

The indenture provides that none of our past, present or future stockholders, incorporators, employees, officers or directors, or of any successor corporation or any of our affiliates shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as such stockholder, incorporator, employee, officer or director.

Reports

The indenture contains a covenant that we will file with the trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports that we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

Payment and paying agents

Payments of interest and principal on the notes will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder’s registered address or, with respect to global notes, by wire transfer. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment.
The trustee initially will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.
Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Trustee

U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at our option.
Book entry; delivery and form

Global notes

The certificates representing the notes will be represented by global notes issued in fully registered form without coupons, except in the limited circumstances described below. The global notes will be deposited with, or on behalf of The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.
Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC, ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC, with respect to interests of DTC participants, and the records of DTC participants, with respect to other owners of beneficial interests in the global notes.
All interests in the global notes will be subject to the procedures and requirements of DTC. Those interests may also be subject to the procedures and requirements of the direct and indirect participants in DTC’s book entry system, including Euroclear Bank

S.A./NV, as operator of the Euroclear System (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream Luxembourg”).
Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•
DTC notifies us that it is unwilling or unable to continue as depository for the global notes or DTC ceases to be a clearing agency registered as such under the Exchange Act if so required by applicable law or regulation, and no successor depository for the notes shall have been appointed within 90 days of such notification or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we, in our sole discretion, but subject to the procedures of DTC, execute and deliver to the trustee an order to the effect that the global notes shall be so exchangeable; or

•	an Event of Default under the indenture governing the notes has occurred and is continuing with respect to the notes.
Upon any such exchange, we will execute and the trustee will authenticate and deliver certificated notes in exchange for interests in the global notes. We anticipate that those certificated notes will be registered in such names as DTC instructs the trustee and that those instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global notes.
Book entry system

DTC has advised us that it is:

•	a limited purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Indirect access to DTC’s book entry system is also available to others such as banks, brokers, dealers and trust companies (“indirect participants”) that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Investors that are not participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants.
We expect that, upon the issuance of a global note, DTC will credit, on its book entry registration and transfer system, the respective principal amounts of the notes represented by such global note to the accounts of participants. Ownership of beneficial interests in the global notes will be limited to participants or persons that may hold interests through participants, including indirect participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and participants and indirect participants (with respect to the owners of beneficial interests in the global notes other than participants). Likewise, beneficial interests in global notes may only be transferred in accordance with DTC’s procedures, in addition to those provided for under the indenture and, if applicable, those of the applicable participants or indirect participants, including those of Euroclear and Clearstream Luxembourg.
So long as DTC or its nominee is the registered holder of the global notes, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the related notes for all purposes under the indenture.
Except as described in this prospectus, owners of beneficial interests in the global notes will not be entitled to have the notes represented by such global notes registered in their names and will not receive or be entitled to receive physical delivery of certificated notes. In addition, owners of beneficial interests in the global notes will not be considered to be the owners or registered holders of the notes represented by those beneficial interests under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its beneficial interest, to exercise any right of a registered holder of notes. We understand that under existing industry practice, in the event that DTC is entitled to take any action as the registered holder of a global note, DTC would authorize its participants to take such action and that the participants would authorize owners of beneficial interests owning through such participants to take such action or would otherwise act upon the instructions of owners of beneficial interests.
Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered holder of such global note. We expect that DTC or its nominee, upon receipt of any payment in respect of a global note, will credit its participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee. We also expect that payments by participants and indirect participants to owners of beneficial interests in a global note will be governed by standing instructions and customary practices and will be the responsibility of such participants and indirect participants and not of DTC. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, ownership of beneficial interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants and indirect participants or the relationship between such participants and indirect participants and the owners of beneficial interests owning through such participants and indirect participants.
Trading

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and operating procedures and will be settled in same day funds, while transfers between participants in Euroclear and Clearstream Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.
Any cross market transfer between participants in DTC, on the one hand, and Euroclear or Clearstream Luxembourg participants, on the other hand, will be effected through DTC in accordance with its rules on behalf of Euroclear or Clearstream Luxembourg, as the case may be, by its respective depositary. However, such cross market transfers will require delivery of instructions to Euroclear or Clearstream Luxembourg, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transfer meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving the beneficial interests in the applicable global note in DTC, and making or receiving payment in accordance with normal procedures for funds settlement applicable to DTC. Participants in Euroclear or Clearstream Luxembourg may not deliver instructions directly to the depositaries for Euroclear or Clearstream Luxembourg, as the case may be.
Because of time zone differences, the securities account of a Euroclear or Clearstream Luxembourg participant purchasing a beneficial interest in a global note from a DTC participant will be credited during the securities settlement processing day (which must be a business day for Euroclear or Clearstream Luxembourg, as applicable) immediately following DTC’s settlement date. Credit of such transfer of a beneficial interest in a global note settled during such processing day will be reported to the applicable Euroclear or Clearstream Luxembourg participant on that day. Cash received in Euroclear or Clearstream Luxembourg as a result of a transfer of a beneficial interest in a global note by or through a Euroclear or Clearstream Luxembourg participant to a DTC participant will be received with value on DTC’s settlement date but will be available in the applicable Euroclear or Clearstream Luxembourg cash account only as of the business day for Euroclear or Clearstream Luxembourg following DTC’s settlement date.
Although we believe that DTC, Euroclear and Clearstream Luxembourg have agreed to the procedures described above in order to facilitate transfers of interests in the global notes among participants of DTC, Euroclear and Clearstream Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this subsection “Book entry; delivery and form” concerning DTC, Euroclear and Clearstream Luxembourg and their respective book entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Material U.S. federal income tax considerations

The following is a general discussion based upon present law of material U.S. federal income tax considerations for prospective purchasers of the notes. The discussion addresses only persons that purchase notes in the original offering, hold the notes as capital assets, and, in the case of U.S. Holders as defined below, that use the U.S. dollar as their functional currency. The discussion does not consider the circumstances of particular purchasers, some of which (such as financial institutions, insurance companies, regulated investment companies, tax exempt organizations, dealers in securities, traders in securities who elect to mark their securities to market for U.S. federal income tax purposes, and persons holding the notes as part of a hedge, straddle, conversion, constructive sale or integrated transaction) are subject to special tax regimes. The discussion does not address any state, local or non-U.S. taxes, the Medicare tax on net investment income or the federal alternative minimum tax. Special rules also apply to individuals, which may not be discussed below. Prospective investors should note that no rulings have been, or are expected to be, sought from the IRS with respect to any of the U.S. federal income tax consequences discussed below, and no assurance can be given that the IRS or a court will not take contrary positions.
EACH PROSPECTIVE PURCHASER IS URGED TO CONSULT ITS TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES UNDER THE STATE AND LOCAL LAWS OF THE UNITED STATES, AND THE LAWS OF ANY OTHER JURISDICTION WHERE THE PURCHASER MAY BE SUBJECT TO TAXATION.
For purposes of this discussion, “U.S. Holder” means the beneficial owner of a note that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States,

•	a corporation organized in or under the laws of the United States or any political subdivision thereof,

•	a trust subject to the control of one or more U.S. persons and the primary supervision of a U.S. court or that has validly elected to be treated as a U.S. person, or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.
“Non-U.S. Holder” means a person that is a beneficial owner of a note that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.
The treatment of partners in a partnership that owns notes may depend on the status of such partners and the status and activities of the partnership; such persons should consult their tax advisors about the consequences of an investment in the notes.
Potential contingent payment debt instrument treatment

In certain circumstances, we may be required to make payments on a note that would change the yield of the note. See “Description of the notes-Change of control offer” and “-Optional redemption.” This obligation may implicate the provisions of Treasury regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We believe and intend to take the position that the notes are not CPDIs. This determination, however, is not binding on the IRS, and if the IRS were to challenge this determination, a U.S. Holder could be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such notes before the resolution of the contingencies. If the notes are not CPDIs but such contingent payments were required to be made, it would affect the amount and timing of the income that a U.S. Holder must recognize. U.S. Holders are urged to consult their tax advisors regarding the potential application to the notes of the CPDI rules and the consequences thereof. The remainder of this discussion assumes that the notes will not be treated as CPDIs.
Interest

Stated interest paid to a U.S. Holder will be includible in the U.S. Holder’s gross income as ordinary interest income at the time interest is received or accrued, in accordance with the U.S. Holder’s regular method of tax accounting for U.S. federal income tax purposes. It is expected, and the remainder of this discussion assumes, that the notes will not be issued with original issue discount for U.S. federal income tax purposes. If, however, any notes are issued with more than a de minimis amount of original issue discount (“OID”), a beneficial owner generally will be required to include such OID in income for U.S. federal income tax purposes as it accrues under a constant yield method based on a compounding of interest, regardless of any beneficial owner’s method of accounting and prior to such beneficial owner’s receipt of cash attributable to such income.

Sale, exchange or other taxable disposition

Upon the sale, exchange or other taxable disposition (including redemption) of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or other taxable disposition (other than accrued but unpaid interest, which will be taxable as interest) and the U.S. Holder’s adjusted tax basis in the note. A U.S. Holder’s adjusted tax basis in a note will equal the amount that the U.S. Holder paid for the note. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year at the time of its sale, exchange or other taxable disposition. Certain non-corporate U.S. Holders (including individuals) may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.
Possible effect of a consolidation or merger

In certain situations, we may consolidate or merge into another entity (as described above under “Description of the notes-Merger, consolidation and sale of assets”). Depending on the circumstances, this could result in a deemed taxable exchange to a U.S. Holder, and could in addition result in the requirement thereafter to withhold or deduct amounts with respect to payments of principal of and interest on the notes, for which we would generally be required to pay additional amounts to compensate investors.

Non-U.S. Holders

Subject to the discussion of backup withholding and FATCA withholding below, interest on a note paid to a Non‑U.S. Holder will not be subject to U.S. federal income tax, including withholding tax, provided that:

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership; and

•	the Non-U.S. Holder satisfies certain certification requirements.
If these conditions are not met, a 30% U.S. federal withholding tax will apply to interest on the notes, unless (i) an applicable income tax treaty reduces or eliminates such tax and a Non-U.S. Holder claiming the benefit of that treaty provides the applicable withholding agent with an appropriate statement to that effect on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) or (ii) the interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and the Non-U.S. Holder provides the applicable withholding agent with an appropriate statement to that effect on a properly completed IRS Form W-8ECI (or other applicable form). In the case of the second exception, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to its effectively connected income on a net-income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate). Non-U.S. Holders should consult their own tax advisors regarding the application of U.S. federal income tax laws to their particular situations.

Subject to the discussion below concerning backup withholding and "FATCA," a Non-U.S. Holder generally will not be subject to U.S. federal income tax on a net-income basis on gain from the sale, exchange or other taxable disposition (including redemption) of a note, unless (i) that gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States, in which case the Non-U.S. Holder will generally be subject to U.S. federal income tax on such gain on a net-income basis in the same manner as U.S. Holders, as described above, unless an applicable tax treaty provides otherwise, and Non-U.S. Holders that are corporations could be subject to a “branch profits” tax on their effectively connected earnings and profits (subject to adjustments) at a 30% rate (or lower applicable treaty rate) or (ii) in the case of gain realized by an individual Non-U.S. Holder, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met~~.~~, in which case such gain (net of certain U.S. source capital losses) would be subject to a 30% U.S. federal income tax unless an applicable tax treaty provides for a lower tax rate.

U.S. backup withholding and information reporting

Information reporting will apply to payments of principal of and interest on, and to proceeds from the sale, exchange or other taxable disposition (including redemption) of, the notes to a U.S. Holder (other than an exempt recipient). Backup withholding may be required on reportable payments if the U.S. Holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with, or establish an exemption from, the information reporting and backup withholding rules.

Information returns are required to be filed with the IRS in connection with payments of interest in the notes to Non-U.S. Holders. Information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes, unless Non-U.S. Holders comply with certain certification procedures to establish that they are not U.S. persons. Non-U.S. Holders generally will be required to comply with applicable certification procedures to establish that they are not U.S. persons in order to avoid the application of backup withholding. Backup withholding is not an additional tax. A beneficial owner of notes will be entitled to credit any amounts withheld under the backup withholding rules against its U.S. federal income tax liability or to obtain a refund of the amounts withheld, provided the required information is furnished to the IRS in a timely manner.
FATCA withholding

Sections 1471 to 1474 of the Code and Treasury regulations thereunder (provisions commonly referred to as “FATCA”) impose a U.S. federal withholding tax of 30% on certain payments (including principal) on, and the gross proceeds from the sale or other disposition of, obligations that produce U.S.-source interest to “foreign financial institutions” and certain other non-U.S. entities that fail to comply with specified certification and information reporting requirements. The obligation to withhold under FATCA applies to:

•	payments of U.S.-source interest and

•	on or after January 1, 2019, gross proceeds from the disposition of, and payments of principal on, obligations that produce U.S.-source interest.
Because the notes will produce U.S.-source interest, payments on, and the gross proceeds from the sale or other disposition of, the notes to certain foreign entities are subject to withholding tax under FATCA. An intergovernmental agreement between the jurisdiction of a recipient and the U.S. may modify the rules described herein. Prospective purchasers should consult their tax advisors regarding how these rules may apply to their investment in the notes. In the event any withholding under FATCA is imposed with respect to any payments on the notes, no additional amounts will be paid to compensate for the withheld amount.
The above description is not intended to constitute a complete analysis of all tax consequences relating to the ownership of the notes. Prospective purchasers of notes should consult their tax advisors concerning the tax consequences of owning the notes in their particular situations.

Underwriting
Subject to the terms and conditions in the underwriting agreement between us and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the underwriters named below, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us the principal amount of notes set forth opposite the names of the underwriters below:

Underwriter	Principal amount of notes
Goldman Sachs & Co. LLC	$
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Total	$

The underwriting agreement provides that the underwriters will purchase all of the notes if any of them are purchased.
The underwriters initially propose to offer the notes to the public at the applicable public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to % of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to % of the principal amount of the notes to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
In the underwriting agreement, we have agreed that we will pay our expenses related to the offering, which we estimate will be $  . We will also indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in respect of those liabilities.
The notes are new issues of securities, and there are currently no established trading markets for the notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes of each series, but they are not obligated to do so. The underwriters may discontinue any market making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes.
In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the prices of the notes. Syndicate-covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate-covering transactions may cause the prices of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time. However, there is no assurance that the underwriters will undertake any stabilization action.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

We expect that delivery of the notes will be made against payment therefor on               , 2017, which will be the business day following the trade date (such settlement being referred to as “T+      ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than three business days prior to              , 2017 will be required, by virtue of the fact that the notes initially settle in T+         , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes during such period should consult their advisors.

Conflicts of interest
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. In the ordinary course of their respective businesses, the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking or investment banking transactions with Arrow and its affiliates, for which they received or will receive customary fees and expenses. In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of the other underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Affiliates of certain of the underwriters may be holders of our 6.875% senior debentures. We expect to use a portion of the net proceeds from this offering to redeem our outstanding 6.875% senior debentures before maturity. In addition, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as the dealer managers in connection with the tender offer and will receive customary fees in connection therewith. We intend to use at least a portion of the net proceeds of this offering to fund the tender offer. Certain of the underwriters in this offering or their affiliates may own notes or senior debentures that were or will be tendered for in the tender offer or the senior debentures that are being redeemed with a portion of the proceeds from this offering and, as a result, may receive a portion of the proceeds from this offering. Accordingly, affiliates of certain of the underwriters, including Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, may receive a portion of the proceeds of the offering.
Selling restrictions
Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of notes may be made to the public in that Relevant Member State other than:

a.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b.	to fewer than 150 natural or legal persons (other than qualified investor as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

c.
in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive or of a supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase any notes , as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.
United Kingdom
Each underwriter has represented and agreed that:
(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”), received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.
Hong Kong
The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section

275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Validity of the notes
The validity of the notes offered and sold in this offering will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York, and for the underwriters by Davis Polk & Wardwell LLP, New York, New York.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

Prospectus
Arrow Electronics, Inc.
Debt Securities
Preferred Stock
Common Stock
Warrants

We or selling security holders may offer and sell the securities from time to time in one or more offerings at prices and on terms to be determined at the time of offering. This prospectus provides you with a general description of the securities we or selling security holders may offer.
Each time we or selling security holders sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.
We or selling security holders may offer and sell the following securities:

•	debt securities, in one or more series, consisting of notes, debentures or other evidences of indebtedness;

•	preferred stock;

•	common stock; and

•	warrants.
Our common stock is traded on the New York Stock Exchange under the symbol “ARW.” Any common stock sold pursuant to this prospectus or any prospectus supplement will be listed on that exchange, subject to official notice of issuance. The prospectus supplement will state whether any other securities offered thereby will be listed on a securities exchange.
Investing in our securities involves risk. See “Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended December 31, 2016, which is incorporated by reference herein.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is June 1, 2017.

About This Prospectus
This prospectus is part of a “shelf” registration statement that we filed with the United States Securities and Exchange Commission (the “Commission” or “SEC”). By using a shelf registration statement, we or selling security holders may sell any combination of the securities described in this prospectus (from time to time and in one or more offerings). This prospectus only provides you with a general description of the securities that we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and any supplement, together with any related free writing prospectus and the additional information described under the heading “Where You Can Find More Information.” Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Arrow,” “company,” “we,” “our,” “us” or similar references mean Arrow Electronics, Inc.
You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in or incorporated by reference in this prospectus and any supplement to this prospectus is accurate only as of the dates of their respective covers, regardless of the time of delivery of this prospectus or any supplement to this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since these dates.
No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus or any supplement to this prospectus in that jurisdiction. Persons who come into possession of this prospectus or any supplement to this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus or any supplement to this prospectus applicable to that jurisdiction.
Where You Can Find More Information
We file annual, quarterly and current reports, proxy statements and other documents with the SEC, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy any document we file at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.
You may obtain a copy of any of our filings with the SEC, or any of the agreements or other documents that constitute exhibits to those filings, without charge, by request directed to us at the following address and telephone number:
Arrow Electronics, Inc.
9201 East Dry Creek Road
Centennial, Colorado 80112
(303) 824-4544
Attention: Investor Relations

Copies of these filings are also available from our website at http://investor.arrow.com. We do not intend this internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus.
The SEC allows us to “incorporate by reference” in this prospectus the information that we file with them, which means that we can disclose important information to you by referring you to those reports. Accordingly, we are incorporating by reference in this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)
Our Annual Report on Form 10-K for the year ended December 31, 2016, including those portions of our Definitive Proxy Statement on Schedule 14A filed on March 29, 2017 that are specifically incorporated by reference into such Annual Report on Form 10-K;

(2)	Our Quarterly Report on Form 10-Q for the quarter ended April 1, 2017;

(3)	Our Current Report on Form 8-K filed on May 16, 2017; and

(4)
The description of our common stock set forth on our registration statement filed with the SEC pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. Any information that we file later with the SEC will automatically update and supersede this information.
This prospectus constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended (the "Securities Act"). This prospectus does not contain all the information that is contained in the registration statement, some of which we are allowed to omit in accordance with the rules and regulations of the SEC. We refer you to the registration statement and to the exhibits filed with the registration statement for further information with respect to Arrow. Statements contained in this prospectus concerning the provisions of documents are summaries of the material provisions of those documents. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents.

Forward-Looking Statements
This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions; our implementation of our new enterprise resource planning system; changes in product supply, pricing and customer demand; competition; other vagaries in the global components and global enterprise computing solutions (“ECS”) markets; changes in relationships with key suppliers; increased profit margin pressure; the effects of additional actions taken to become more efficient or lower costs; risks related to the integration of acquired businesses; changes in legal and regulatory matters and our ability to generate additional cash flow. Forward-looking statements are those statements which are not statements of historical fact. These forward-looking statements can be identified by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “may,” “will,” “believes,” “seeks,” “estimates” and similar expressions, or by discussions of strategy, plans or intentions. Forward-looking statements are based on assumptions, data or methods that may be incorrect or imprecise or incapable of being realized.
The factors that could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements herein include those set forth in the risk factors in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any of the forward-looking statements.
Arrow Electronics, Inc.
We are a global provider of products, services, and solutions to industrial and commercial users of electronic components and enterprise computing solutions. We have one of the world’s broadest portfolios of product offerings available from leading electronic components and enterprise computing solutions suppliers, coupled with a range of services, solutions and tools that help industrial and commercial customers introduce innovative products, reduce their time to market, and enhance their overall competitiveness. We were incorporated in New York in 1946 and serve over 125,000 customers.
Our diverse worldwide customer base consists of original equipment manufacturers (“OEMs”), contract manufacturers (“CMs”), and other commercial customers. These customers include manufacturers of industrial equipment (such as machine tools, factory automation, and robotic equipment) and consumer products serving industries ranging from telecommunications, automotive and transportation, aerospace and defense, medical, professional services, and alternative energy, among others. Customers also include value-added resellers (“VARs”) of enterprise computing solutions.
We maintain over 300 sales facilities and 49 distribution and value-added centers in 53 countries, serving over 90 countries. Through this network, we guide innovation forward by helping our customers to deliver new technologies, new materials, new ideas, and new electronics that impact the business community and consumers.
We have two business segments, the global components business and the global ECS business. We distribute electronic components to OEMs and CMs through our global components business segment and provide enterprise computing solutions to VARs through our global ECS business segment.

Consolidated Ratios of Earnings to Fixed Charges
Set forth below is information concerning our ratios of earnings to fixed charges on a consolidated basis for the periods indicated.
For purposes of computing the ratio of earning to fixed charges, “earnings” consists of income (loss) before income taxes, reduced by equity in earnings of affiliated companies and capitalized interest, plus fixed charges, amortization of capitalized interest and distributed income from equity investees. “Fixed charges” consist of interest and other financing expenses, plus capitalized interest and the estimated interest component of rent expense.
Since we had no preferred stock outstanding during any of the periods presented, the ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preferred dividends are the same.

	Quarter ended		Year ended December 31,
	April 1, 2017	April 2, 2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	3.84	4.01	4.48	4.92	5.35	4.71	5.81

Use of Proceeds
Except as otherwise described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of securities offered pursuant to this prospectus and any prospectus supplement will be used for general corporate purposes.
Description of Debt Securities
We have described below the general terms and conditions applicable to debt securities that we may offer, which may consist of debentures, notes and/or other unsecured evidences of indebtedness. The debt securities will be either our unsecured senior debt securities or our unsecured unsubordinated debt securities. In addition to these general provisions, in connection with an investment in a particular series of debt securities, investors should review the description of the provisions and any risk factors applicable to that series of debt securities, including those set forth herein and in any applicable prospectus supplement or term sheet relating to such debt securities. Any reference to “debt securities” in other sections of this prospectus refer to our senior debt securities and subordinated debt securities. Debt securities offered through this prospectus will be issued under one of three indentures. Senior debt securities may be issued pursuant to an indenture dated as of January 15, 1997, between us and The Bank of New York Mellon (as successor to Bank of Montreal Trust Company), as trustee (the “1997 indenture”), or pursuant to an indenture dated as of June 1, 2017 between us and U.S. National Association, as trustee (the “2017 indenture”). The subordinated debt securities will be issued under the proposed indenture for subordinated debt securities between us and The Bank of New York Mellon, as trustee (the “subordinated indenture”).
We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus pursuant to the 2017 indenture, the 1997 indenture or the subordinated indenture. Unless we specify otherwise in the applicable prospectus supplement, the 2017 indenture is a contract between us, as obligor, and U.S. Bank National Association, as trustee, or another trustee chosen by us and qualified to act under the Trust Indenture Act of 1939. In addition, unless we specify otherwise in the applicable prospectus supplement, each of the 1997 indenture and the subordinated indenture is a contract between us, as obligor, and The Bank of New York Mellon, as trustee, or another trustee chosen by us and qualified to act under the Trust Indenture Act of 1939. A copy of each of the 2017 indenture, the 1997 indenture and the subordinated indenture is filed as an exhibit to the registration statement of which this prospectus is a part. Any supplemental indenture relating to the 2017 indenture, the 1997 indenture or the subordinated indenture will be filed in the future with the SEC. See “Where You Can Find More Information” for information on how to obtain a copy of any such document.
Description of Capital Stock
We have authority to issue 160,000,000 shares of common stock, par value $1.00 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. As of May 1, 2017, we had outstanding 88,842,730 shares of common stock and no shares of preferred stock. Our board of directors has authority, without action by our shareholders, to issue authorized and unissued shares of preferred stock in one or more series and, within certain limitations, to determine the voting rights (including the right to vote as a series on particular matters), preference as to dividends and in liquidation, conversion, redemption and other rights of each series.

The following is a brief summary of the voting, dividend, liquidation and certain other rights of the holders of the capital stock as set forth in our by-laws and Restated Certificate of Incorporation, copies of which are filed with the Commission.
Common Stock

Voting Rights-Noncumulative Voting. The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders, including the election of directors. Shareholders are not entitled to cumulative voting rights, and, accordingly, the holders of a majority of the shares voting for the election of directors can elect the entire board of directors if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person to the board of directors.
Our Restated Certificate of Incorporation requires the affirmative vote of 90% of our outstanding shares of common stock to authorize certain mergers, sales of assets, corporate reorganizations and other transactions in the event that any person or entity acquires 30% or more of our outstanding common stock.
Dividends; Restriction on Payment of Dividends. The holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors, in its discretion, from funds legally available for the purpose and subject to prior dividend rights of holders of any shares of preferred stock which may be outstanding. Upon liquidation or dissolution of Arrow, subject to prior liquidation rights of the holders of preferred stock, the holders of common stock are entitled to receive on a pro rata basis the remaining assets of Arrow available for distribution. Holders of common stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock.
In addition, the terms of our credit agreement, as amended, and our transfer and administration agreement require that the ratio of earnings to cash interest expense and debt to EBITDA be maintained at certain designated levels.
All outstanding shares of common stock are fully paid and not liable to further calls or assessment by us.
Preferred Stock

Our board of directors is authorized, without further vote or action by the holders of our common stock, to issue by resolution an aggregate of 2,000,000 shares of preferred stock. These shares of preferred stock may be issued in one or more series as established from time to time by our board of directors. Our board also is authorized to fix the number of shares and the designation or title of each series of preferred stock prior to the issuance of any shares of that series. Regarding each class or series of preferred stock, our board will fix the voting powers, which may be full or limited, or there may be no voting powers. Our board will also determine the preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each series of preferred stock. Our board is further authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of the class or series then outstanding.
No shares of preferred stock are presently outstanding and we have no plans to issue a new series of preferred stock. It is not possible to state the effect of the authorization and issuance of any series of preferred stock upon the rights of the holders of common stock until our board of directors determines the specific terms, rights and preferences of a series of preferred stock. However, possible effects might include restricting dividends on the common stock, diluting the voting power of the common stock or impairing the liquidation rights of the common stock without further action by holders of common stock. In addition, under some circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management, which could thereby depress the market price of our common stock.
Description of Warrants
We have described below the general terms and provisions of the debt warrants and equity warrants to which a prospectus supplement may relate. We will describe the particular terms of any debt warrants and equity warrants offered by any prospectus supplement in the prospectus supplement relating to such debt warrants or equity warrants.
General

We may issue debt warrants and equity warrants, evidenced by warrant certificates under a warrant agreement, independently or together with any debt securities, preferred stock or common stock. The warrants may be transferable with or separate from such securities. If we offer debt warrants, the applicable prospectus supplement will describe the terms of the debt warrants, including the following: (i) the offering price, if any, including the currency or currency unit in which such price will be payable; (ii) the designation, aggregate principal amount and terms of the offered debt securities with which the debt warrants are issued and the number of debt warrants issued with each such offered debt security; (iii) if applicable, the date on or after which the debt warrants and the related offered debt securities will be separately transferable; (iv) the designation, aggregate principal amount and terms of debt securities purchasable upon exercise of one debt warrant and the price or prices at which, and the currency or currency unit in which such principal amount of debt securities may be purchased upon exercise; (v) the date on which the right to exercise the debt warrants commences and the date on which such right expires; (vi) any U.S. Federal income tax consequences; (vii) whether the debt warrants represented by the warrant certificates will be issued in registered or bearer form or both; and (viii) any other material terms of the debt warrants. If we offer equity warrants, the applicable prospectus supplement will describe the terms of the equity warrants, including the following: (i) the offering price, if any, including the currency or currency unit in which such price will be payable; (ii) the designation of any series of preferred stock purchasable upon exercise of the equity warrants; (iii) the number of shares of preferred stock or common stock purchasable upon exercise of one equity warrant, and the price or prices at which, and the currency or currency unit in which such shares may be purchased upon exercise; (iv) the date on which the right to exercise the equity warrants and the date on which such right expires; (v) any U.S. Federal income tax consequences; (vi) whether the equity warrants represented by the warrant certificate will be issued in registered or bearer form or both; (vii) whether the equity warrants or the underlying preferred stock or common stock will be listed on any national securities exchange; and (viii) any other material terms of the equity warrants. In addition, if we sell any debt warrants or equity warrants for any foreign currency or currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue will be specified in the applicable prospectus supplement.
Warrant certificates, if any, may be exchanged for new warrant certificates of different denominations and may (if in registered form) be presented for registration of transfer at the corporate trust office of the warrant agent, which will be listed in the applicable prospectus supplement, or at such other office as may be set forth therein. Warrantholders do not have any of the rights of holders of debt securities (except to the extent that the consent of warrantholders may be required for certain modifications of the terms of the indenture under which the series of offered debt securities issuable upon exercise of the warrants to be issued) or preferred or common stockholders and are not entitled to payments of principal and interest, if any, on debt securities or to dividends or other distributions made with respect to preferred stock or common stock.
Warrants may be exercised by surrendering the warrant certificate, if any, at the corporate trust office or other designated office of the warrant agent, with (i) the form of election to purchase on the reverse side of the warrant certificate, if any, properly completed and executed, and (ii) payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon exercise of warrants, the warrant agent will, as soon as practicable, deliver the debt securities, preferred stock or common stock issuable upon the exercise of the warrants in authorized denominations in accordance with the instructions of the exercise warrantholder and at the sole cost and risk of such holder. If less than all of the warrants evidenced by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of unexercised warrants, if sufficient time exists prior to the expiration date.

Plan of Distribution
We or selling security holders may sell the securities being offered under this prospectus in four ways or any combination thereof:

•	directly to purchasers;

•	through agents;

•	through underwriters; and

•	through dealers.
If any securities are sold pursuant to this prospectus by any persons other than us, we will, in a prospectus supplement, name the selling security holders, indicate the nature of any relationship such holders have had to us or any of our affiliates during the three years preceding such offering, state the amount of securities of the class owned by such security holder prior to the offering and the amount to be offered for the security holder’s account, and state the amount and (if one percent or more) the percentage of the class to be owned by such security holder after completion of the offering.
We or any selling security holder may directly solicit offers to purchase the securities, or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we or any selling security holder must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis.

If any underwriters or agents are used in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, any selling security holder will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.
If a dealer is used in the sale of the securities in respect of which the prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.
If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that:

•	the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject; and

•	if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery.
We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.
Remarketing firms, agents, underwriters and dealers may be entitled under agreements which they may enter into with us to indemnification by us and by any selling security holder against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
In order to facilitate the offering of the securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or any other securities the prices of which may be used to determine payments on such securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the securities or of any such other securities, the underwriters may bid for, and purchase, the securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities, and may end any of these activities at any time.
Unless otherwise specified in a prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange, the securities will not be listed on a national securities exchange or inter-dealer quotation system. No assurance can be given that any broker-dealer will make a market in any series of the securities, and, in any event, no assurance can be given as to the liquidity of the trading market for any of the securities. The prospectus supplement will state, if known, whether or not any broker-dealer intends to make a market in the securities. If no such determination has been made, the prospectus supplement will so state.
Validity of Securities
The validity of the securities offered by this prospectus will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, New York.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.